Exhibit 99.1





                          ======================================================
                               7100 Holladay Tyler Road, Suite 300 o Glenn Dale,
                          Maryland 20769 o Tel: 301-352-8800 o Fax: 301-352-8818


FOR IMMEDIATE RELEASE

                TVI ANNOUNCES CONTINUED GROWTH FOR 2003: Q2 2003
                     SALES INCREASED OVER 230% FROM Q2 2002

GLENN DALE, MD - August 5, 2003 -- TVI Corporation (OTCBB: TVIN) today reported net sales of $6,783,315 and operating income before taxes of $2,002,703 for the second quarter of 2003. This translates into a net sales increase of 231%, and an operating income increase of 556% for the quarter compared to the same period a year ago.

Net income for the second quarter also rose to $1,233,871, an increase of 306% over 2002 second quarter net income of $304,263. Basic Earnings per share in the second quarter increased 275% to $0.045 from $0.012 in the same period a year ago. Diluted Earnings per share in the second quarter increased 282% to $0.042 from $0.011 in the same period a year ago.

These numbers, building on the Company's growth in the first quarter, reflect sales for the first six months of 2003 of $12,437,765; representing a 266% increase over the first six months of 2002. Operating income before tax increased 642% over the first six months of 2002 to $3,851,214, and net income increased 359% over the first six months of 2002 to $2,364,182.

At the end of the second quarter, TVI's backlog of unshipped orders was nearly $6.2 million, which included orders received from the recent statewide commitment from the State of Washington, orders from the U.S. Department of Homeland Security, orders from the National Urban Search and Rescue Response System within FEMA and approximately $2.9 million of orders from the British Fire Service, all of which are expected to ship within the next few months.

For the six months ending June 30, 2003, Basic Earnings per share increased 335% to $0.087 from $0.02 in the same period in 2002. Diluted Earnings per share increased 344% to $0.080 from $0.018 in the same period in 2002.

Trailing twelve months Basic Earnings per share were $0.233. Trailing twelve months Diluted Earnings per share were $0.215.

Liquidity also improved significantly in the second quarter. Cash increased 541% from $520,000 at June 30, 2002, to $3.3 million at June 30, 2003.

Richard V. Priddy, CEO of TVI, said, "We are proud of these numbers; they speak for themselves. We achieved record sales and generated strong earnings in the second quarter. The strategy we established in the middle of last year is paying off with more than a doubling of sales and a tripling of net income so far this year. These numbers, and the recent commitments from the U.S. Department of Veterans Affairs and the State of Washington, continue to validate our market leadership position and are enabling us to develop a new generation of products to protect our military personnel and civilians of this great country."

Certain statements contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "should", "believes", expects", "might result", and others. These forward-looking statements involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations. Such risks and uncertainties include achieving order and sales levels to fulfill revenue expectations; our ability to respond to changes in the counter-terrorism, military, public safety, and first responder communities; adverse changes in governmental regulations; expected costs or charges, certain of which may be outside the control of the Company; the time and costs involved in the marketing and promotion for our products; the possible cancellation of orders for our products; general economic and business conditions; and competitive factors in our markets and industry generally. Numerous other factors could cause or contribute to such differences, including, but not limited to, those set forth in the Company's Annual Report to Stockholders, 10-KSB, 10-QSB, and other SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of the press release. We assume no obligation to update any such forward-looking statements.

About TVI Corporation:

TVI Corporation, located in Glenn Dale, Maryland, is a leading supplier of rapid deployment shelters and signage, chemical/biological decontamination systems for the military, public health, and first response agencies. TVI additionally is a primary source to the military for thermal targets and thermal decoys. Its stock trades on the OTC Bulletin Board under the symbol "TVIN."

The TVI designation is a service mark of TVI Corporation. All other company and product names mentioned above are trade names and/or trademarks of their respective owners.

For more information concerning TVI, please visit us at: www.tvicorp.com.
                                                         ---------------
TVI Corporation, Glenn Dale
Richard Priddy, 301-352-8800

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

TVI CORPORATION
UNAUDITED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED JUNE 30, 2003 AND 2002.                  $ 000's
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)                                              2003                    2002
                                                ---------------------   ---------------------
                                                             % Sales                 % Sales

NET SALES                                           6,784         100       2,046         100

COST OF SALES                                       3,292          49       1,142          56
                                                ---------   ---------   ---------   ---------

GROSS PROFIT                                        3,492          51         904          44

SELLING, GENERAL AND ADMINISTRATIVE  EXPENSES       1,489          22         599          29
                                                ---------   ---------   ---------   ---------

OPERATING INCOME                                    2,003          30         305          15
                                                 --------   ---------   ---------   ---------

OTHER INCOME (EXPENSE)                                  5                                  -1

INCOME BEFORE INCOME TAXES                          2,008          30         304          15
                                                ---------   ---------   ---------   ---------

PROVISION FOR INCOME TAX EXPENSE                      774          11           0           0
                                                ---------   ---------   ---------   ---------
NET INCOME                                          1,234          18         304          15
                                                =========   =========   =========   =========

BASIC EARNINGS PER COMMON SHARE                    0.0453                  0.0117
BASIC WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                          27,230                  26,069
DILUTED EARNINGS PER COMMON SHARE                  0.0421                  0.0107
DILUTED WEIGHTED AVERAGE NUMBER OF
COMMON SHARES AND EQUIVALENTS OUTSTANDING          29,328                  28,417




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TVI CORPORATION
UNAUDITED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002.
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)                                             2003                    2002
                                                ---------------------   ---------------------
                                                             % Sales                 % Sales
NET SALES                                          12,438         100       3,400         100

COST OF SALES                                       5,766          46       1,870          55
                                                ---------   ---------   ---------   ---------

GROSS PROFIT                                        6,672          54       1,530          45

SELLING, GENERAL AND ADMINISTRATIVE  EXPENSES       2,831          23       1,013          30
                                                ---------   ---------   ---------   ---------

OPERATING INCOME                                    3,841          31         517          15
                                                ---------   ---------   ---------   ---------

OTHER INCOME (EXPENSE)                                 10                                  -2

INCOME BEFORE INCOME TAXES                          3,851          31         515          15

PROVISION FOR INCOME TAX EXPENSE                    1,487          12           0           0
                                                ---------   ---------   ---------   ---------
NET INCOME                                          2,364          19         515          15
                                                =========   =========   =========   =========

BASIC EARNINGS PER COMMON SHARE                    0.0871                  0.0199
BASIC WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                          27,155                  25,855
DILUTED EARNINGS PER COMMON SHARE                  0.0803                  0.0182
DILUTED WEIGHTED AVERAGE NUMBER OF
COMMON SHARES AND EQUIVALENTS OUTSTANDING          29,439                  28,269